Filed pursuant to 424(b)(3)

Registration Statement No. 333-274378

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated September 18, 2023)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 1,406,853 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated September 18, 2023, as supplemented (the “Prospectus”), relating to the resale, from time to time of up to 1,406,853 ordinary shares of the Company, $0.0022 par value per share, by YA II PN, LTD, a Cayman Islands exempt limited partnership.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information contained in our Report on Form 6-K submitted to the U.S. Securities and Exchange Commission (the “SEC”) on October 10, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Global Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On October 12, 2023, the closing price of our Ordinary Shares was $2.61.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 15 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 13, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of October 2023

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

On October 3, 2023, Security Matters PTY Ltd. (“Security Matters”), a wholly owned subsidiary of SMX (Security Matters) Public Limited Company (the “Company”), entered into an Investment Agreement (the “Agreement”) with True Gold Consortium Pty Ltd (“True Gold”), of which Security Matters is a shareholder.

Pursuant to the Agreement, the AUD475,000 of indebtedness as of June 30, 2023 True Gold owes to Security Matters shall be waived by Security Matters in exchange for the issuance of additional shares of True Gold (the “Shares”) such that Security Matters’ holdings in True Gold shall be increased to 51.9% of the total issued and outstanding shares of True Gold, making Security Matters the majority owner of True Gold. Additionally, the existing license agreement as between Security Matters and True Gold was amended to include additional intellectual property of Security Matters to be licensed to True Gold thereunder. Security Matters shall further supply to True Gold a credit line for research and development work by its employees of up to AUD1,000,000, free of interest and collateral.

Pursuant to the Agreement, True Gold shall have the right, within 12 months of the issuance of the Shares to Security Matters, to purchase the Shares from Security Matters for a purchase price to be decided by an external valuator.

The foregoing is a brief description of the Agreement, and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Form 6-K.

On October 10, 2023, the Company issued a press release to announce the Agreement. The press release is furnished as Exhibit 99.1 to this Report on Form 6-K and incorporated by reference herein.

Exhibit Number	Description
10.1*	Investment Agreement dated as of October 3, 2023
99.1	Press release dated October 10, 2023

*	Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 10, 2023

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer

Exhibit 10.1

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

INVESTMENT AGREEMENT

This investment agreement (“Agreement”) is entered into as of 3 October 2023, by and between Security Matters PTY Ltd. (ACN 626 192 998) (“SMX”) and True Gold Consortium Pty Ltd ACN 641 483 374 (“TG”), (each of SMX and TG individually, a “Party”, and both collectively, the “Parties”).

Whereas, SMX is a shareholder of TG and also a supplier of services and TG has accumulated a debt to SMX in the amount of AUD 475K (approximate USD 307K) as at June 30, 2023 (“Debt”) and the Parties see to waive the debt against issuance to SMX of an additional equity in TG;

Whereas, the Parties wish to align SMX’s commitment, interests, and resources (R&D, Key Management), more closely with TG’s long-term success in R&D and revenue commercialization and allow continuous seeking of strategic fundamental investment and partnership and continue to commit to R&D services and commercialization similar to the services described in Annex B; and

Whereas, on July 26,2020, the Parties entered into that certain license agreement (“License Agreement”), which included in Schedule 1 thereto a list of intellectual property license to TG;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	The Transaction

SMX invests in TG, on AS-IS basis the amount of AUD 475,000 and additional services and licensing rights against the issuance of new shares bringing SMX’s holding in TG to 51.9% (“Shares”) as follows:

	1.1	AUD 475,000 will be invested by way of waiver of the Debt; and

	1.2	Additionally, the License Agreement is hereby amended to include in Schedule 1 thereto the list of intellectual property included in Schedule B hereto.

Schedule A Additional intellectual property added to Schedule 1 of the License Agreement

1.3	SMX will supply to TG a credit line for R&D work by its employees (similar to work done to date) of up to AUD 1 million, free of interest and collateral.

Schedule B Services of the type supplied by SMX to TG

TG shall have the right, within 12 months of the issuance of the Shares, to purchase the Shares from SMX for a purchase price to be decided by an external valuator to estimate the value of Schedule the consideration paid for the Shares B.

2.	Closing

The closing of this Agreement (“Closing”) and the issuance of the Shares will take place upon (and subject to) approval of this transaction by the board of directors of SMX and the shareholders of TG (which approval shall include waiver of any preemptive or other right), in the form attached hereto.

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

3.	Miscellaneous

3.1	Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of Western Australia, without giving effect to the rules of conflict of laws thereof and any dispute shall be held in the Courts of Perth, Western Australia.

3.2	Relationship of the Parties

This Agreement shall not create an agency, partnership, employer-employee or joint venture relationship between the Parties or any employees of the Parties, and nothing hereunder shall be deemed to authorize any Party to act for, represent or bind the others except as expressly provided in this Agreement or to transfer (or license or give any other rights) and asset, including intellectual property, not specifically listed herein.

3.3	No Benefit to Others

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and shall not be construed as conferring any rights on any others.

3.4	Integration of Terms

This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes any and all prior drafts, agreements, understandings, promises, representation, warrant and covenant, whether written or oral, between the Parties with respect to the subject matter hereof. Drafts exchanged during the negotiations of this Agreement shall not be used to construe the intentions of the Parties.

3.5	Succession and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, permitted assigns, heirs, executors, and administrators and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Any purported assignment in violation of this § 3.5 shall be void and of no effect.

3.6	Construction

3.6.1	The recitals and schedules hereto consist an integral part hereof. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

3.6.2	The headings in this Agreement and their associated numbers are included for ease of reference only and shall have no legal, constructive or interpretive effect.

3.6.3	The word “including” shall mean including without limitation.

3.6.4	The word “person” shall mean any legal entity, including an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental body;

3.6.5	This Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

3.7	Amendments and Waivers

This Agreement may not be amended, modified, released, or discharged in any manner except by an instrument in writing, referring to this Agreement, and signed by all Parties. No waiver of any right under this Agreement shall be deemed effective unless contained in writing and signed by the Party charged with such waiver, and no waiver of any right shall be deemed to be a waiver of any future right or any other right arising under this Agreement. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

3.8	Expenses

Each of the Parties shall bear their own expenses with regards to any of the transactions contemplated hereby.

3.9	Notices

All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be serviced by a messenger to the official corporate address of the Party, with a company (which shall not by itself be deemed service of process but without which service of process will no be deemed to have taken place) to Doron Afik, Esq., 103 Hahashmonaim st., Tel Aviv, Israel.

3.10	Delays or Omissions

No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

3.11	Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

3.12	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart and all of which together shall constitute one and the same instrument.

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Security Matters PTY Ltd.			True Gold Consortium Pty Ltd

By:	/s/ Amir Bader	/s/ Limor Lotker	By:	/s/ Hugh Morgan	/s/ Zeren Browne
Title:	Director	CFO	Title:	Director	Director

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

Schedule A Additional intellectual property added to Schedule 1 of the License Agreement

Part A

Patent families:

PATENT FAMILY 12 (SCU-P-074150):

Management of Recyclable Goods and Their Source

Materials PCT Number: PCT/IL2020/051083

Applicant: SECURITY MATTERS LTD.

International Filing Date: 07 October 2020

Patent Applications in Family 12

Country	Official Number	Status
Australia	2020364429	Application Filed
Canada	3,157,639	Application Filed
China	TBD	Application Filed
Europe	20 873 772.6	Application Filed
Israel	292012	Application Filed
Japan	2022-521123	Application Filed
Korea	10-2022-7015225	Application Filed
US	17/766,874	Application Filed

PATENT FAMILY 13 (SCU-P-080489):

Systems and Methods for Supply Chain Management and Integrity Verification Via

Blockchain PCT Number: PCT/IL2019/050283

Applicant: SECURITY MATTERS LTD.

International Filing Date:14 March 2019

Patent Applications in Family 13

Country	Official Number	Status
Australia	2019234176	Application Filed
China	201980032104.1	Examination Requested
Europe	19767579.6	Awaiting Examination
Hong-Kong	62021035273.3	Published
Israel	277328	Awaiting Examination

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

Country	Official Number	Status
Japan	2020-548681	Awaiting Examination
Korea	10-2020-7029233	Awaiting Examination
US	16/980,693	Awaiting Examination

PATENT FAMILY 14 (SCU-P-080660):

System and Method for Detection and Identification of Foreign Elements In A Substance PCT

Number: PCT/IB2019/00114

Applicant: SECURITY MATTERS LTD.

International Filing Date: 18 October 2019

Patent Applications in Family 14

Country	Official Number	Status
Australia	2019361327	Application Filed
Azerbaijan	2021 0031	Awaiting Examination
Brazil	11 2021 007205 5	Awaiting Examination
Canada	3,115,154	Examination Requested
China	112955734 A	Published/ Examination Requested
Europe	19809605.9	Awaiting Examination
Hong-Kong	62021040034.2	Await Publication
Indonesia	P-00202103098	Awaiting Examination
Israel	282186	Awaiting Examination
Japan	2021-521394	Awaiting Examination
Korea	10-2021-7014197	Awaiting Examination
Malaysia	PI 2021002089	Awaiting Examination
Singapore	11202103927W	Awaiting Examination
US	17/285,167	Awaiting Examination
Uzbekistan	IAP 20210187	Awaiting Examination

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

PATENT FAMILY 15 (SCU-P-080846):

Method and System for Classification of

Samples PCT Number: PCT/IL2020/050409

Applicant: SECURITY MATTERS LTD.

International Filing Date:

Patent Applications in Family 15

Country	Official Number	Status
Australia	2020259413	Application Filed
Canada	3,136,899	Examination Requested
Europe	20 791 992.9	Awaiting Examination
Israel	287180	Published
Japan	2021 - 560551	Awaiting Examination
Korea	10-2021-7036810	Awaiting Examination
US	17/594,406	Awaiting Examination

PATENT FAMILY 16 (SCU-P-081011):

Traceable Composite Polymers and Preparation Methods Thereof Traceable Composite Polymers and Preparation Methods Thereof for Providing Transparency In Production Value Chains

PCT Number: PCT/IL2020/050794

Applicant: SECURITY MATTERS LTD.

International Filing Date: 15 July 2020

Patent Applications in Family 16

Country	Official Number	Status
Australia	2020312862	Application Filed
Canada	3,147,406	Application Filed
Europe	20 746 728.3	Application Filed
Israel	289853	Application Filed
Japan	2022-502255	Application Filed
Korea	10-2022-7004602	Application Filed
US	17/626,916	Application Filed

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

PATENT FAMILY 17 (SCU-P-081011/1):

Traceable Composite Polymers and Preparation Methods Thereof Traceable Composite Polymers and Preparation Methods Thereof for Providing Transparency In Production Value Chains

PCI Number: PCT/IL2020/050793

Applicant: SECURITY MATTERS LTD.

International Filing Date: 15 July 2020

Patent Applications in Family 17

Country	Official Number	Status
Australia	2020312861	Application Filed
Canada	3,146,513	Application Filed
Europe	20 746 727.5	Application Filed
Israel	289852	Application Filed
Japan	2022 - 502253	Application Filed
Korea	10-2022-7004634	Application Filed
US	17/626,923	Application Filed

PATENT FAMILY 18 (SCU-P-081076):

Traceable Composite for Marking Seeds and

Plants PCT Number: PCT/IL2020/050956

Applicant: SECURITY MATTERS LTD.

International Filing Date: 02 September 2020

Patent Applications in Family 18

Country	Official Number	Status
Australia	2020343939	Application Filed
Canada	3,152,940	Application Filed
Europe	20 771 633.3	Application Filed
Israel	291015	Application Filed
Japan	2022-511248	Application Filed
Korea	10-2022-7009508	Application Filed

Country	Official Number	Status
US	177639,397	Application Filed

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

PATENT FAMILY 19 (SCU-P-081117):

Management of Recyclable Goods and Their Source

Materials PCT Number: PCT/IL2020/051099

Applicant: SECURITY MATTERS LTD.

International Filing Date: 15 October 2020

Patent Applications in Family 19

Country	Official Number	Status
Australia	2020367051	Application Filed
Canada	3,158,026	Application Filed
China	202080072015.2	Application Filed
Europe	20 877 539.5	Application Filed
Israel	292013	Application Filed
Japan	2022-521124	Application Filed
Korea	10-2022-7015221	Application Filed
US	17/769,175	Application Filed

PATENT FAMILY 20 (SCU-P-081328):

Device and Method for Detection of Viruses By XRF

PCT Number: PCT/IL2021/050325

Applicant: SECURITY MATTERS LTD.

International Filing Date: 24 March 2021

Patent Applications in Family 20

Country	Official Number	Status
PCT	PCT/IL2021/050325	National Phase due by September 26, 2022

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

PATENT FAMILY 22 (SCU-P-081504):

Marking and Tracing of Silk

PCT Number: PCT/IL2021/050938

Applicant: SECURITY MATTERS LTD.

International Filing Date: 03 August 2021

Patent Applications in Family 22

Country	Official Number	Status
PCT	PCT/IL2021/050938	National Phase due by February 6, 2023

PATENT FAMILY 23 (SCU-P-081525):

Marking and Tracing the Origin of Hide and Leather for Supply Chain Transparency and Liability

PCT Number: PCT/IL2021/050939

Applicant: SECURITY MATTERS LTD.

International Filing Date: 03 August 2021

Patent Applications in Family 23

Country	Official Number	Status
PCT	PCT/IL2021/050939	National Phase due by February 3, 2023

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

Part B

Latest development of SMX’s Blockchain Technology (as extracted from SMX/TG’s LBMA RFP)

1. Executive summary

The document presents a proposal from SMX, trueGold Consortium and their partners to the Request for Proposal launched by LBMA. The trueGold consortium proposes, a digital platform composed of multiple technologies that offer end-to-end traceability of the gold, gold-related, and other metals throughout the entire lifecycle - from Mine to Refinery to trading, recycling, and future reuse. The digital platform leverages a proprietary Physical Security Feature from SMX and Distributed Ledger Technology (DLT) to store in a digital ledger the memory of gold provenance that can be verified and authenticated at each phase, even if it has been remelted or reformed into a new product by a seamless integration, enabling credible ESG reporting in real-time.

trueGold aims to create an industry standard for the gold value chain by introducing a technology-based solution to provide transparency, security, and authenticity.

SMX and trueGold, as its subsidiary, is the first company worldwide to introduce and integrate an innovative tech platform specializing in digital tracking for gold from mine to finished & recycled products for the gold industry, this is in continuous collaboration with The Perth Mint and its cliental that uses gold in their finished products. By this platform, the LBMA and its members are presented with the ability to identify and verify ethical sourcing of gold from each refinery and to demonstrate a higher level of responsibility and certification of premium gold products, which trueGold believes can enable a smarter gold recycling & reuse capabilities to enhance sustainability and circular economy approach. SMX is continuously extending its metals business with precious metals (e.g., silver, platinum) and non-ferrous Metals, along with the successful filing of patents pertaining to gold, aluminum, steel, and cobalt in 2023.

The offering presented in this document focuses on supporting LBMA’s goals of creating a central global platform for its accredited members (i.e., refineries and custodians) to share information with LBMA and comply with all LBMA-accredited Security Features. The focus will be to support the uploading of reports and data from approximately 77 members (i.e., 32 refineries, 2 custodians, and 43 banks) covering the Loco London inventory. The central platform/repository will act as a ‘store’ with dashboards allowing controlled access to the data. This data will be held securely and made available to LBMA members per the data owners’ specific instructions. The platform will be GDPR and PDPA-compliant. In the next phase, trueGold will work with LBMA and third-party stakeholders to securely upload inventory and approved data from London, New York, and Zurich. The aim is to support EU importation requirements and regulations while giving access to the market participants to enable them to report, update, trade, and source gold ethically and in a transparent and auditable manner.

The solution is based on Distributed Ledger Technology as for its distinctive features that set it apart from traditional databases and centralized systems. Tamper proofing, immutability, Proof of provenance and traceability are supported by the highly secured and permission-based digital platform protecting valuable assets from threats of data tampering. The key benefit is the ability to physically protect the gold and gold- related products from being tampered with or involved with fraudulent activities, enhancing the ESG compliance as well as ethical sourcing of precious metals.

trueGold digital system is comprised from infrastructure, which serves as a foundation layer to record and retrieve data from value chain stakeholders (i.e., mining companies, refineries, vaults, Jewellery brands etc.) perform processes utilizing the SMX technology and operational systems. This core infrastructure of the platform provides the basic services required for developing customized applications for the gold value chain stakeholders.

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

Based on the infrastructure, trueGold designed and integrated into the digital system software tools to utilize the gathered data and information from the trueGold Platform, to serve various business requirements and needs to enhance the gold value chain.

Implementation of technology and digital platform is designed to be the most seamless and convenient to the involved key stakeholders. trueGold is accountable to entire aspects of delivery, deployment, training, and support of each user. Regarding data governance, the trueGold solution will account for differing levels of data sensitivity, ensuring that appropriate measures are taken for each data category (i.e., restricted, controlled, public), both in terms of data security and data privacy. Data privacy requirements are met according to GDPR. Additionally, the platform is ISO compliant by conforming to industry standards best practices in line with ISO 27001/27017, including access management, endpoint security, regular penetration testing, and security assessments. In terms of risk management processes, these are undertaken in advance of live deployment according to SOX guidelines and will accompany the ongoing lifecycle of the solution as an integrated process.

SMX technology has the exclusivity providing the gold industry true valued key benefits:

☒	A digital solution for the entire gold life cycle

One-stop shop for an industry - all technologies are owned and integrated by SMX/trueGold.

☒	Scalable platform that enables customers to evolve from gold provenance and traceability to gold tokenization.

☒	A physical solution for the entire gold life cycle that can be Integrated with the digital solution in future phases.

☒	trueGold’s physical Security Feature (i.e., in-situ) is resilient to remelting, recasting and physical modifications.

☒	Multi-layer flexibility of the physical Security Features - in-situ & topical (can be applied to the same product several times along the value chain)

The trueGold technology features along with the highly secured digital platform, based on R3 Corda immutable DLT (blockchain) technology, represent a transformative leap forward for the gold industry. By harnessing the intelligence of the platform together with the power of blockchain, trueGold elevates integrity, traceability and security to unprecedented levels but also unlocked new efficiencies and transparency across the entire gold supply chain.

Furthermore, it is important to mention that this project will receive valuable guidance and support from leading cybersecurity Israeli figures - Major General Ami Shafran, formerly in charge of the Israeli Defense Force C41 corps, specializing in electronic warfare and cyber defense. Additionally, Yigal Unna, the former Director General of the Israel National Cyber Directorate, overseeing all aspects of cybersecurity, including policy and technological capabilities for critical infrastructure defense, will play a crucial role. The project will also benefit from the insights of Boon Hui Khoo, former President of INTERPOL, and Chairman of the Minister for Cybersecurity’s Advisory Group, who advises the National Cybersecurity R&D Programme in Singapore.

trueGold remain unwavering, to provide the industry with a trusted, resilient, and technologically advanced platform that empowers stakeholders, safeguards assets, and fosters a new era of integrity in the gold and gold related products market. Together, looking forward to embarking on a journey towards a brighter, more secure future for all participants in this vital and dynamic industry.

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

2. Introduction

In the current value chain systems, there is no effortless way to track an asset’s authenticity and provenance. Different attempts to build complex centralized systems with user barcodes, unique electronic product codes, and radio-frequency identification technology to track items through the supply chain. However, these systems relied on centralized authorities and databases and were fundamentally insecure since they had single points of failure that made them exposed to cyberattacks and insider fraud. Low traceability and a fragmented system can result in safety issues, counterfeited goods, and inconsistent data. At the same time, there is a growing need for greater transparency regarding quality and origin of products in the value chain.

Leveraging Distributed Ledger Technology (DLT) provides a better way of solving such problems. Blockchain-based solutions allow tracking and tracing items on an immutable, tamper-proof, non- repudiable, distributed digital ledger. Each transaction indicating a change or a movement of assets within the value chain is recorded in the distributed ledger.

The trueGold platform provides a ledger that represents a chain of events and assets that allows tracking of an asset throughout its lifecycle (from mine to vault), passing through the stage of a product used by an end customer. The DLT helps ensure a transparent and secure way of tracing assets in a shared ecosystem. Different network participants, from custodians to refiners, from market makers to end customers, collaborate on the blockchain platform to create an immutable chain of custody. A tamper-proof and auditable ledger can be created to provide complete traceability of goods across the value chain of gold, silver, and other assets. Specific asset-trusted quality certificates can be generated due to immutable property of Blockchain.

This document presents the trueGold solution, an out-of-the-shelf solution for transparently trace assets through all value chain stages. The solution covers most of the requirements listed in the Request for Proposal launched by LBMA about supply chain integrity.

Proprietary SMX’s technology or other accredited technologies can be used to mark the asset with a marker to enable identification, proof of authenticity, and traceability that, in collaboration with the platform, allows for visualization and retrieval of reports about the lifecycle of one or more assets.

Overall, our proposal provides a solution to a technological platform to track & trace any asset to identify its provenance, prove its authenticity, and trace its path across its lifecycle.

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

3. The Proposed Digital Solution

trueGold is a digital platform that provides a secure, safe, and stable way for sharing information with and between LBMA and its members.

The solution is a combination of state-of-the-art technologies, such as,

●	Gold Bar (and other materials) Security Feature accredited by GBI initiative: unique identification of the material allowing for tracking and tracing of any gold (or other metal) product. The digital platform supports data submission from any LBMA-accredited Security Features through customization.

●	Distributed Ledger Technologies: utilization of R3 Corda technology, offering an immutable, non-repudiable, tampering-proof, secure digital ledger allowing for provenance and history of the material and a secure and efficient way of sharing sensitive data on a need-to-know basis (confidential and permissioned). The properties offered by DLT, like non-repudiation, immutability, and tampering-proof, prevent fraud and data tampering.

●	Lastly, the tokenization aspect offered by DLT allows for the creation of other potential business models and market opportunities (e.g., change of ownership).

●	Cloud-native solution: easy deployment in multiple cloud providers, allowing for an intuitive User Interface (Ul), allowing for data visualization, reporting, and consultation accessible through a web browser. By following a cloud-focused approach, the solution offers the possibility to scale and be resilient as the business demands.

●	Shared Web Application: an accessible way to share information through organizations, allowing for simple and secure connectivity across all members (e.g., use of encrypted and secure protocols).

●	REST API: Allows to integrate the platform with other stakeholder systems (e.g., ERR and such). The REST API can be used to send and/receive information from these systems.

The trueGold platform offers the following high-level features:

●	On-demand submission (one-by-one or bulk) of materials to track and trace in the platform. The data can be submitted through a user interface or API, using a pre defined/customized/structured dataset, as described in Annex 2 of the RFP. Given that the system will always be accessible, the frequency of data submission depends on the participants, allowing for real-time analysis of the data. The data submitted in the platform will be validated from the data type and formal point-of-view.

●	Support for materials lifecycle operations such as transformation, splitting, merging (conversion), and decommissioning (termination) of materials. It means that the system offers ways to track the full history of the operations executed on the material, trace the origination of any product, and keep the history after the termination of its lifecycle.

●	Authentication (Auth) & Authorization (Authz) mechanisms offer authenticated and controlled access to the platform’s features. The platform supports defining roles across network participants (e.g., custodian, refinery, superuser), allowing them to execute the operations available for such personas.

●	Live reporting of the materials submitted on the platform. TrueGold offers an intuitive user interface for visualization of the materials’ origin and lifecycle (e.g., gold, silver), and consultation of data related to the materials visible to a certain user. Customized reports will be available for the end users.

●	Highly flexible infrastructure and platform that can be easily tailored to specific customer’s requirements, capable of spanning the entire gold and other metals life cycle.

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)

Not Material And (Ii) Would Be Competitively Harmful If Publicly Disclosed

Schedule B Services of the type supplied by SMX to TG

[***]

Exhibit 99.1

SMX News Release:

SMX Secures Majority Stake in True Gold Consortium

NEW YORK, Oct. 10, 2023 /PRNewswire/ — SMX (Security Matters) PLC (NASDAQ:SMX; SMXWW) has signed an agreement dated Oct. 3, 2023 with True Gold Consortium Pty Ltd (“TrueGold”), to acquire an additional 7.5% equity stake, thereby increasing the Company’s common share holdings in privately held TrueGold to 51.9%. This key acquisition in a sector expected to benefit from their traceability, verification, and certification technology, helps solidify the partnership between SMX and the other shareholders of TrueGold.

This strategic transaction diversifies SMX’s operations into TrueGold’s pioneering ventures in Research and Development (R&D) and revenue commercialization. SMX’s software technology is powered by a Distributed Ledger blockchain, representing a transformative stride towards ensuring traceability and security across the gold value chain. In exchange for the additional 7.5% equity, the agreement stipulates, among other things, a waiver of outstanding payables amounting to AU$475,000 (approximately US$307,000) from TrueGold to SMX as of June 30, 2023 and SMX licensing additional intellectual property to TrueGold.

The valuation underpinning this transaction is based on a previous assessment conducted in October 2021, which appraised TrueGold’s worth between US$78.5 million and US$90 million, using the mean value of US$84.3 million. This past valuation was neither audited nor reviewed.

Pursuant to this agreement, SMX and TrueGold will commission an independent third-party appraiser to ascertain an updated valuation of TrueGold by October 31, 2023. This forthcoming appraisal estimates a fair value of TrueGold’s assets and liabilities as of the closing date. Subsequently, SMX will reflect its portion of this assessed fair value in its financial statements, and TrueGold shall have the right, within 12 months, to repurchase the additional interest from Security Matters for a purchase price based on such fair value. It is anticipated that there may be material variances between TrueGold’s past valuation from October 2021 and the updated assessment.

CEO, H. Alon commented: “The agreement fortifies a gold industry alliance, which we expect will ensure a cohesive approach towards achieving shared strategic objectives, particularly the development and commercialization of the True Gold platform. This acquisition exemplifies a mutual endeavor to pool resources, management acumen, and R&D capabilities, fostering innovative solutions that address industry challenges. We believe that SMX and True Gold are now more robustly positioned to redefine standards for transparency, security, and authenticity within the gold value chain, heralding a new era of strategic collaboration and industry innovation.”

About SMX:

SMX integrates chemistry, physics, and computer science to give materials memory and create a culture of transparency and trust across multiple industries. The company’s nearly 100 patents support unique marking, measuring, and tracking technologies allowing clients to seamlessly deploy transparency at all levels of development and provide all stakeholders with a complete provenance of material composition and history, from virgin material to recycled, to address manufacturing challenges and ESG goals while maintaining sustainable growth. As a result, SMX’s technologies help companies address ESG commitments and transition more successfully to a low-carbon economy.

About True Gold Consortium Pty Ltd:

True Gold uses SMX’s advanced next-generation technology to invisibly mark and store multiple data types at a molecular level; as well as its blockchain digital platform. The company seeks to be an essential part of every gold trade – both physically and digitally – as a global industry standard, providing the most secure and fully transparent traceability tech solution, from the mine to market to finished product.

For additional information regarding this strategic investment, stakeholders and interested parties are encouraged to reach out to:

INVESTOR RELATION ENQUIRIES

Eric Dusansky

Inflection Partners, New Orleans, USA

P: +1 917 420 1309 or +1 504 381 4603

E: eric@inflectionpartnersllc.com

SMX GENERAL ENQUIRIES

E: info@securitymattersltd.com

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “will,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release may include, for example: the successful launch and implementation of SMX’s joint projects with manufacturers and other supply chain participants of metals, steel, rubber and other materials; changes in SMX’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; SMX’s ability to develop and launch new products and services; SMX’s ability to successfully and efficiently integrate future expansion plans and opportunities; SMX’s ability to grow its business in a cost-effective manner; SMX’s product development timeline and estimated research and development costs; the implementation, market acceptance and success of SMX’s business model; developments and projections relating to SMX’s competitors and industry; and SMX’s approach and goals with respect to technology. These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing views as of any subsequent date, and no obligation is undertaken to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: the ability to maintain the listing of the Company’s shares on Nasdaq; changes in applicable laws or regulations; any lingering effects of the COVID-19 pandemic or effects of future pandemics on SMX’s business; the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities; the risk of downturns and the possibility of rapid change in the highly competitive industry in which SMX operates; the risk that SMX and its current and future collaborators are unable to successfully develop and commercialize SMX’s products or services, or experience significant delays in doing so; the risk that the Company may never achieve or sustain profitability; the risk that the Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the risk that the Company experiences difficulties in managing its growth and expanding operations; the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; the risk that SMX is unable to secure or protect its intellectual property; the possibility that SMX may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties described in SMX’s filings from time to time with the Securities and Exchange Commission.

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